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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                  SCHEDULE 13G
                              (Section 240.13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTIONS 240.13d-1(b), (c) and(d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO SECTION 240.13d-2
                          (Amendment No. ___________)1



                         CSG Systems International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $0.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    126349109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                March 31, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  | |      Rule 13d-1(b)
                  |X|      Rule 13d-1(c)
                  | |      Rule 13d-1(d)

--------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 22 Pages

                                       13G
===================
CUSIP No. 126349109
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                             (a) [   ]

                                                             (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 3,100,094 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
-------------------------------------===========================================
        NUMBER OF           5        SOLE VOTING POWER

         SHARES                      -0-
                         ------------===========================================
      BENEFICIALLY          6        SHARED VOTING POWER

        OWNED BY                     555,900
                         ------------===========================================
          EACH              7        SOLE DISPOSITIVE POWER

        REPORTING                    -0-
                         ------------===========================================
      PERSON WITH           8        SHARED DISPOSITIVE POWER

                                     555,900
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            555,900
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            1.1 %
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            PN
------------====================================================================


                               Page 2 of 22 Pages

                                       13G
===================
CUSIP No. 126349109
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                             (a) [   ]

                                                             (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 3,100,094 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
-------------------------------------===========================================
        NUMBER OF           5        SOLE VOTING POWER

         SHARES                      -0-
                         ------------===========================================
      BENEFICIALLY          6        SHARED VOTING POWER

        OWNED BY                     532,700
                         ------------===========================================
          EACH              7        SOLE DISPOSITIVE POWER

        REPORTING                    -0-
                         ------------===========================================
      PERSON WITH           8        SHARED DISPOSITIVE POWER

                                     532,700
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            532,700
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            1.0 %
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            PN
------------====================================================================


                               Page 3 of 22 Pages

                                       13G
===================
CUSIP No. 126349109
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                             (a) [   ]

                                                             (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 3,100,094 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            California
-------------------------------------===========================================
        NUMBER OF           5        SOLE VOTING POWER

         SHARES                      -0-
                         ------------===========================================
      BENEFICIALLY          6        SHARED VOTING POWER

        OWNED BY                     47,000
                         ------------===========================================
          EACH              7        SOLE DISPOSITIVE POWER

        REPORTING                    -0-
                         ------------===========================================
      PERSON WITH           8        SHARED DISPOSITIVE POWER

                                     47,000
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            47,000
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0.1 %
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            PN
------------====================================================================

                               Page 4 of 22 Pages

                                       13G
===================
CUSIP No. 126349109
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                             (a) [   ]

                                                             (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 3,100,094 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------===========================================
        NUMBER OF           5        SOLE VOTING POWER

        SHARES                       -0-
                         ------------===========================================
      BENEFICIALLY          6        SHARED VOTING POWER

        OWNED BY                     48,500
                         ------------===========================================
          EACH              7        SOLE DISPOSITIVE POWER

        REPORTING                    -0-
                         ------------===========================================
      PERSON WITH           8        SHARED DISPOSITIVE POWER

                                     48,500
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            48,500
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0.1 %
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            PN
------------====================================================================

                               Page 5 of 22 Pages

                                       13G
===================
CUSIP No. 126349109
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                             (a) [   ]

                                                             (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 3,100,094 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
-------------------------------------===========================================
        NUMBER OF           5        SOLE VOTING POWER

         SHARES                      -0-
                         ------------===========================================
      BENEFICIALLY          6        SHARED VOTING POWER

        OWNED BY                     30,800
                         ------------===========================================
          EACH              7        SOLE DISPOSITIVE POWER

        REPORTING                    -0-
                         ------------===========================================
      PERSON WITH           8        SHARED DISPOSITIVE POWER

                                     30,800
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            30,800
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0.1 %
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            PN
------------====================================================================


                               Page 6 of 22 Pages

                                       13G
===================
CUSIP No. 126349109
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                             (a) [   ]

                                                             (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 3,100,094 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------===========================================
        NUMBER OF           5        SOLE VOTING POWER

         SHARES                      -0-
                         ------------===========================================
      BENEFICIALLY          6        SHARED VOTING POWER

        OWNED BY                     1,885,194
                         ------------===========================================
          EACH              7        SOLE DISPOSITIVE POWER

        REPORTING                    -0-
                         ------------===========================================
      PERSON WITH           8        SHARED DISPOSITIVE POWER

                                     1,885,194
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,885,194
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            3.6 %
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IA, OO
------------====================================================================

                               Page 7 of 22 Pages

                                       13G
===================
CUSIP No. 126349109
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                             (a) [   ]

                                                             (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 3,100,094 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------===========================================
        NUMBER OF           5        SOLE VOTING POWER

         SHARES                      -0-
                         ------------===========================================
      BENEFICIALLY          6        SHARED VOTING POWER

        OWNED BY                     1,214,900
                         ------------===========================================
          EACH              7        SOLE DISPOSITIVE POWER

        REPORTING                    -0-
                         ------------===========================================
      PERSON WITH           8        SHARED DISPOSITIVE POWER

                                     1,214,900
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,214,900
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            2.3 %
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            OO
------------====================================================================


                               Page 8 of 22 Pages

                                       13G
===================
CUSIP No. 126349109
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                             (a) [   ]

                                                             (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 3,100,094 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------===========================================
        NUMBER OF           5        SOLE VOTING POWER

         SHARES                      -0-
                         ------------===========================================
      BENEFICIALLY          6        SHARED VOTING POWER

        OWNED BY                     3,100,094
                         ------------===========================================
          EACH              7        SOLE DISPOSITIVE POWER

        REPORTING                    -0-
                         ------------===========================================
      PERSON WITH           8        SHARED DISPOSITIVE POWER

                                     3,100,094
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,100,094
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.9 %
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================


                               Page 9 of 22 Pages

                                       13G
===================
CUSIP No. 126349109
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                             (a) [   ]

                                                             (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 3,100,094 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------===========================================
        NUMBER OF           5        SOLE VOTING POWER

         SHARES                      -0-
                         ------------===========================================
      BENEFICIALLY          6        SHARED VOTING POWER

        OWNED BY                     3,100,094
                         ------------===========================================
          EACH              7        SOLE DISPOSITIVE POWER

        REPORTING                    -0-
                         ------------===========================================
      PERSON WITH           8        SHARED DISPOSITIVE POWER

                                     3,100,094
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,100,094
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.9 %
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================


                              Page 10 of 22 Pages

                                       13G
===================
CUSIP No. 126349109
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                             (a) [   ]

                                                             (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 3,100,094 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------===========================================
        NUMBER OF           5        SOLE VOTING POWER

         SHARES                      -0-
                         ------------===========================================
      BENEFICIALLY          6        SHARED VOTING POWER

        OWNED BY                     3,100,094
                         ------------===========================================
          EACH              7        SOLE DISPOSITIVE POWER

        REPORTING                    -0-
                         ------------===========================================
      PERSON WITH           8        SHARED DISPOSITIVE POWER

                                     3,100,094
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,100,094
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.9 %
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================


                              Page 11 of 22 Pages

                                       13G
===================
CUSIP No. 126349109
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                             (a) [   ]

                                                             (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 3,100,094 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------===========================================
        NUMBER OF           5        SOLE VOTING POWER

         SHARES                      -0-
                         ------------===========================================
      BENEFICIALLY          6        SHARED VOTING POWER

        OWNED BY                     3,100,094
                         ------------===========================================
          EACH              7        SOLE DISPOSITIVE POWER

        REPORTING                    -0-
                         ------------===========================================
      PERSON WITH           8        SHARED DISPOSITIVE POWER

                                     3,100,094
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,100,094
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.9 %
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================


                              Page 12 of 22 Pages

                                       13G
===================
CUSIP No. 126349109
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                             (a) [   ]

                                                             (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 3,100,094 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------===========================================
        NUMBER OF           5        SOLE VOTING POWER

         SHARES                      -0-
                         ------------===========================================
      BENEFICIALLY          6        SHARED VOTING POWER

        OWNED BY                     3,100,094
                         ------------===========================================
          EACH              7        SOLE DISPOSITIVE POWER

        REPORTING                    -0-
                         ------------===========================================
      PERSON WITH           8        SHARED DISPOSITIVE POWER

                                     3,100,094
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,100,094
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.9 %
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================


                              Page 13 of 22 Pages

                                       13G
===================
CUSIP No. 126349109
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                             (a) [   ]

                                                             (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 3,100,094 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------===========================================
        NUMBER OF           5        SOLE VOTING POWER

         SHARES                      -0-
                         ------------===========================================
      BENEFICIALLY          6        SHARED VOTING POWER

        OWNED BY                     3,100,094
                         ------------===========================================
          EACH              7        SOLE DISPOSITIVE POWER

        REPORTING                    -0-
                         ------------===========================================
      PERSON WITH           8        SHARED DISPOSITIVE POWER

                                     3,100,094
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,100,094
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.9 %
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                              Page 14 of 22 Pages

                                       13G
===================
CUSIP No. 126349109
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                             (a) [   ]

                                                             (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 3,100,094 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------===========================================
        NUMBER OF           5        SOLE VOTING POWER

         SHARES                      -0-
                         ------------===========================================
      BENEFICIALLY          6        SHARED VOTING POWER

        OWNED BY                     3,100,094
                         ------------===========================================
          EACH              7        SOLE DISPOSITIVE POWER

        REPORTING                    -0-
                         ------------===========================================
      PERSON WITH           8        SHARED DISPOSITIVE POWER

                                     3,100,094
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,100,094
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.9 %
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================


                              Page 15 of 22 Pages

                                       13G
===================
CUSIP No. 126349109
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                             (a) [   ]

                                                             (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 3,100,094 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------===========================================
        NUMBER OF           5        SOLE VOTING POWER

         SHARES                      -0-
                         ------------===========================================
      BENEFICIALLY          6        SHARED VOTING POWER

        OWNED BY                     3,100,094
                         ------------===========================================
          EACH              7        SOLE DISPOSITIVE POWER

        REPORTING                    -0-
                         ------------===========================================
      PERSON WITH           8        SHARED DISPOSITIVE POWER

                                     3,100,094
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,100,094
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.9 %
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                              Page 16 of 22 Pages

                                       13G
===================
CUSIP No. 126349109
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                             (a) [   ]

                                                             (b) [ X ]**

               ** The reporting persons making this filing hold an aggregate of 3,100,094 Shares, which is 5.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------===========================================
        NUMBER OF           5        SOLE VOTING POWER

         SHARES                      -0-
                         ------------===========================================
      BENEFICIALLY          6        SHARED VOTING POWER

        OWNED BY                     3,100,094
                         ------------===========================================
          EACH              7        SOLE DISPOSITIVE POWER

        REPORTING                    -0-
                         ------------===========================================
      PERSON WITH           8        SHARED DISPOSITIVE POWER

                                     3,100,094
-------------------------------------===========================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,100,094
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                                 [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.9 %
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================


                              Page 17 of 22 Pages

Item 1.  Issuer
         ------

         (a)  Name of Issuer:
              --------------

              CSG Systems International, Inc. (the "Company")

         (b)  Address of Issuer's Principal Executive Offices:
              -----------------------------------------------

              7887 East Belleview Avenue, Suite 1000, Englewood, Colorado 80111

Item 2.  Identity And Background.
         -----------------------

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         -----------------------------------------------------------------

         This statement relates to Shares of Common Stock, par value $0.01 per share (the "Shares") of the Company. The CUSIP number of the Shares is 126349109.

         Name Of Persons Filing, Address Of Principal Business Office And
         ----------------------------------------------------------------
         Citizenship (Item 2(a), (b) and (c))
         ------------------------------------

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Partnerships
         ----------------

                  (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares held by it;

                  (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it;

                  (iii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares held by it;

                  (iv)     Farallon Capital Institutional  Partners III, L.P., a
                           Delaware  limited   partnership  ("FCIP  III"),  with
                           respect to the Shares held by it; and

                  (v)      Tinicum   Partners,   L.P.,   a  New   York   limited
                           partnership ("Tinicum"), with respect to the Shares held by it.

         FCP, FCIP, FCIP II, FCIP III and Tinicum are together referred to herein as the "Partnerships."

         The Management Company
         ----------------------


                              Page 18 of 22 Pages

                  (vi) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares held by certain accounts managed by the Management Company (the "Managed Accounts").

         The General Partner Of The Partnerships
         ---------------------------------------

                  (vii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Shares held by each of the Partnerships.

         The Managing Members Of the General Partner And The Management Company
         ----------------------------------------------------------------------

                  (viii) The following persons who are managing members of both the General Partner and the Management Company, with respect to the Shares held by the Partnerships and the Managed Accounts: David I. Cohen ("Cohen"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Cohen, Downes, Duhamel, Fried, Landry, Mellin, Millham, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

         The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen. The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111.

Item 3.  If This Statement Is Filed Pursuant To Sections 240.13d-1(b)
         ------------------------------------------------------------
         or 240.13d-2(b) or (c), Check Whether The Person Filing Is An Entity
         --------------------------------------------------------------------
         Specified in (a) - (j):
         ----------------------

                  Not Applicable.

         If This Statement Is Filed Pursuant To Section 240.13d-1(c),
         ----------------------------------------------------------
         Check This Box. [X]
         --------------

Item 4.  Ownership
         ---------

         The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

         The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. The


                              Page 19 of 22 Pages

Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The Individual Reporting Persons, as managing members of both the General Partner and/or the Management Company, may each be deemed to be the beneficial owner of all such Shares held by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

                  Not Applicable.

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

                  Not Applicable.

Item 7.  Identification And Classification Of The Subsidiary Which Acquired The
         ----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------

                  Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

                  The Reporting Persons are filing this Schedule 13G pursuant to Rule 13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

                  Not Applicable.

Item 10. Certification
         -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 20 of 22 Pages

                                   SIGNATURES


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  April 9, 2003

                             /s/ Joseph F. Downes
                             ----------------------------------------
                             FARALLON PARTNERS, L.L.C.,
                             on its own behalf and as General Partner of
                             FARALLON CAPITAL PARTNERS, L.P.,
                             FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                             By Joseph F. Downes
                             Managing Member


                             /s/ Joseph F. Downes
                             ----------------------------------------
                             FARALLON CAPITAL MANAGEMENT, L.L.C.
                             By Joseph F. Downes
                             Managing Member


                             /s/ Joseph F. Downes
                             ----------------------------------------
                             Joseph F. Downes, individually and as
                             attorney-in-fact for each of David I. Cohen,
                             William F. Duhamel, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Thomas F. Steyer and Mark C. Wehrly.


         The Powers of Attorney, each executed by Cohen, Mellin, Millham and Steyer authorizing Downes to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this
Schedule 13G on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on


                              Page 21 of 22 Pages

January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Downes to sign and file this Schedule 13G on her behalf, which was filed with the
Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International, is hereby incorporated by reference.


                              Page 22 of 22 Pages